                                                                   EXHIBIT 99.1


PRESS RELEASE

===============================================================================
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE

THURSDAY, OCTOBER 18, 2001

CONTACT:      MARGARET K. DORMAN
              CHIEF FINANCIAL OFFICER
              (281) 443-3370


                    SMITH INTERNATIONAL, INC. REPORTS RECORD
                EARNINGS OF $42.1 MILLION, OR 84 CENTS PER SHARE

         HOUSTON, Texas (October 18, 2001)... Smith International, Inc. (NYSE:
SII) today announced third quarter net income of $42.1 million, or 84 cents per share, more than twice the prior year's earnings of $20.5 million, or 41 cents per share. Revenues for the three months ended September 30, 2001 were $909.7 million, a 27 percent increase over the amount reported during the prior year quarter. The majority of the revenue improvement related to increased natural gas-directed drilling activity in the United States, which grew over 30 percent between the comparable periods. The improvement over the prior year quarter was also attributable to incremental revenues from acquisitions as well as increased customer spending in markets outside the United States, primarily the North Sea, the Commonwealth of Independent States and Latin America. After excluding the effect of acquired and divested operations, oilfield segment revenues were 23 percent above the amount reported in the prior year quarter and compared to a 15 percent increase in drilling activity period-to-period.

         For the nine months ended September 30, 2001, the Company reported net income of $114.0 million, or $2.26 per share on a diluted basis, on revenues of $2.6 billion. In the comparable period of the prior year, earnings were $46.8 million, or 93 cents per share on a diluted basis, on revenues of $2.0 billion. Revenues grew across all business units and geographic areas with the majority of the increase attributable to improved North American activity levels and the impact of acquisitions.

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         M-I's revenues were $412.4 million in the third quarter of 2001, a 26 percent increase over the prior year period. The majority of the year-over-year revenue growth related to increased sales of base-fluid products, attributable to a 27 percent improvement in U.S. land-directed drilling, and the impact of acquisitions completed during the prior twelve-month period. Increased demand for SWACO's fluid processing and waste management services combined with higher completion fluid sales in the U.S. Gulf of Mexico also contributed to the period-to-period revenue improvement. After excluding the effect of acquired operations, revenues were 19 percent above the amount reported in the third quarter of 2000.

         Smith Bits' revenues totaled $105.1 million, 25 percent above the third quarter 2000 revenue levels. Increased drilling activity across all geographic regions, particularly the United States and Europe/Africa, had a favorable impact on unit sales volumes as compared to the prior year period. Combined petroleum three-cone and diamond bit revenues rose 28 percent over the prior year quarter, almost double the 15 percent increase in activity levels, due to improved volumes, the impact of pricing and increased market penetration. Smith Bits' mining bit operations, which generated revenue of $5.8 million during the period ended September 30, 2001, were contributed to the Sandvik Smith AB joint venture earlier in the month and are currently being accounted for under the equity method.

     Smith Services reported revenues of $104.7 million, a 39 percent increase over the amounts reported in the prior year quarter. Base business revenues grew in excess of the market in all geographic regions; however, improved North American spending levels accounted for the majority of the increase from the third quarter of 2000. Incremental revenues from acquisitions were partially offset by the effect of the directional operations sale which occurred earlier in the year, resulting in a limited quarter-to-quarter impact. On a product basis, over 60 percent of the revenue improvement was attributable to higher drilling products and services revenues, including increased demand for tubular products and inspection services.

         Wilson's revenues were $287.5 million, a 24 percent increase over the third quarter of 2000. Approximately three-quarters of the revenue increase was attributable to the impact of the Van Leeuwen acquisition, which was completed in January 2001. Excluding the impact of acquisitions, revenues increased seven percent over the prior year period as higher North American energy branch sales were partially offset by lower maintenance, repair and operating spending in the U.S. industrial customer base.

         Commenting on the results, Chairman and CEO, Doug Rock stated, "Smith reported record revenues and earnings in the third quarter. The significant cash flow has enabled us to complete ten acquisitions and repurchase more than half a million of our shares since the beginning of July, without an appreciable increase in our leverage. Although U.S. gas drilling activity has fallen 12 percent since the end of the second quarter, we continue to believe the medium to longer-term fundamentals for the North American natural gas market remain very strong. The U.S. gas drilling decline has had little impact on our U.S. revenues to date; however, further significant drilling reductions, if they were to occur, could effect Smith's future results."

         Loren Carroll, Executive Vice President, also noted that, "Smith's earnings before interest and taxes ("EBIT") grew 84 percent on a revenue increase of 27 percent evidencing the incremental earnings power in our oilfield segment. Year-to-date operating cash flow, consisting of EBIT plus depreciation and amortization and reduced for minority partner ownership interests in these amounts, equaled $267.6 million or $5.31 per share. Our strong cash flow should enable us to continue creating value for our shareholders, combining strategic acquisitions with further repurchases under our share buyback program."

         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

         Financial highlights follow:


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                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   (UNAUDITED)

                                                    Three Months Ended September 30,       Nine Months Ended September 30,
                                                    ---------------------------------     ---------------------------------
                                                        2001                2000               2001               2000
                                                    ---------------   ---------------     ----------------  ---------------
Revenues.......................................     $      909,682     $      718,470     $     2,647,382     $   2,001,131
                                                    --------------     --------------     ---------------     -------------

Costs and expenses:
  Costs of revenues............................            636,626            523,118           1,869,301         1,469,961
  Selling expenses.............................            132,735            107,060             384,452           302,158
  General and administrative expenses..........             36,574             31,269             105,176            87,414
  Goodwill amortization........................              3,966              2,804              11,738             8,144
                                                    --------------     --------------     ---------------     -------------
          Total costs and expenses.............            809,901            664,251           2,370,667         1,867,677
                                                    --------------     --------------     ---------------     -------------

Income before interest and taxes...............             99,781             54,219             276,715           133,454

Interest expense, net..........................             10,653              8,554              31,734            26,077
                                                    --------------     --------------     ---------------     -------------
Income before income taxes and minority
interests......................................             89,128              45,665            244,981           107,377

Income tax provision...........................             28,941              15,131             79,833            36,219
                                                    --------------     --------------     ---------------     -------------

Income before minority interests...............             60,187              30,534            165,148            71,158

Minority interests.............................             18,121              10,060             51,182            24,387
                                                    --------------     --------------     ---------------     -------------

Net income.....................................     $       42,066     $        20,474    $       113,966     $      46,771
                                                    ==============     ===============    ===============     =============
Earnings per share:
  Basic........................................     $         0.84     $          0.41    $          2.29     $        0.94
                                                    ==============     ===============    ===============     =============
  Diluted......................................     $         0.84     $          0.41    $          2.26     $        0.93
                                                    ==============     ===============    ===============     =============


Weighted average shares outstanding:

  Basic........................................             49,831             49,750              49,862            49,550
  Diluted......................................             50,210             50,387              50,400            50,231

OTHER DATA:
Depreciation and amortization..................     $       23,171     $       20,430     $        68,108     $      59,600
Capital spending (a)...........................     $       31,493     $       27,954     $        88,313     $      66,779
EBIT excluding minority interests (b)..........     $       77,777     $       41,513     $       213,928     $     101,328
EBITDA excluding minority interests (b).......      $       96,071     $       57,959     $       267,636     $     149,419



NOTE (a):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. Net capital spending was approximately $73.5 million and $55.0 million for the nine months ended September 30, 2001 and 2000, respectively.

NOTE (b):
"Earnings before interest and taxes (EBIT) excluding minority interests" and "Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding minority interests" represent the amount of EBIT and EBITDA earned by the Company after reduction for the portion of the respective amounts allocable to the minority interest partners.


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                            SMITH INTERNATIONAL, INC.
                                REVENUE ANALYSIS
                                (IN THOUSANDS)


                                                                       Three Months Ended September 30,
                                                                  ----------------------------------------
                                                                      2001                         2000
                                                                  ----------                     ---------

        M-I.................................................        $412,364                      $326,446

        Smith Bits..........................................         105,135                        84,018

        Smith Services......................................         104,704                        75,296

        Wilson..............................................         287,479                       232,710
                                                                    --------                      --------

        TOTAL..............................................         $909,682                      $718,470
                                                                    ========                      ========

                                                                        Nine Months Ended September 30,
                                                                 -----------------------------------------
                                                                     2001                          2000
                                                                 ------------                  -----------
        M-I.................................................      $1,197,036                    $  888,648

        Smith Bits..........................................         309,617                       235,448

        Smith Services......................................         282,526                       209,157

        Wilson..............................................         858,203                       667,878
                                                                  ----------                    ----------

        TOTAL...............................................      $2,647,382                    $2,001,131
                                                                  ==========                    ===========